Exhibit 10.1

This addendum to the service agreement (“Service Agreement”) dated 21 August 2017 (the “Addendum”) is entered into between:

IO Biotech ApS

[***]

(the “Company”)

and

Mai-Britt Zocca

(the “CEO”)

1.	Severance

1.1

Effective 19 June 2025, if the Company terminates the CEO’s employment without Cause or the CEO resigns for Good Reason (as such terms are defined below) and subject to the CEO’s execution and non-revocation of a Release Agreement (as defined below) and compliance with the Service Agreement, including, without limitation Section 11 (Confidentiality, duty of loyalty, and return of materials), Section 12 (Non-competition clause), and Section 13 (Non-solicitation clause), the CEO shall be entitled to receive: (i) severance pay in an amount equal to 12 months of the CEO’s then-current base salary, payable in substantially equal installments over the 12 month period following the date on which the CEO ceases to perform services as an employee of the Company and its affiliates (“Termination of Employment”), with the first payment to occur within 60 days following such Termination of Employment; (ii) a prorated bonus based upon days of service performed during calendar year in which the termination occurs and actual performance against the performance objectives established for the performance year, as determined by the Compensation Committee of the Board of Directors of IO Biotech, Inc. (the “Compensation Committee”), payable in a single lump sum within 60 days after the conclusion of the performance year; (iii) any unpaid bonus for the prior year, as authorized by the Compensation Committee, payable within 60 days after the CEO’s Termination of Employment; and (iv) the accelerated vesting and exercisability or settlement, as applicable, of outstanding equity awards that are scheduled to vest during the 12-month period following such Termination of Employment, with any performance-based vesting conditions subject to actual performance with respect to performance periods that conclude during such 12-month period, as determined by the Compensation Committee (hereafter collectively referred to as the “Standard Severance Benefits”); provided, further, if such Termination of Employment without Cause or resignation for Good Reason occurs within six months prior to a Change in Control, or 12 months following a Change in Control (as such term is defined in the IO Biotech, Inc. 2021 Equity and Incentive Plan) then (x) the severance pay set forth in clause (i) shall increase to 18 months, payable over the 18 months period following the CEO’s Termination of Employment, (y) the bonus payable under clause (ii) shall not be prorated and (z) 100% of the CEO’s then-outstanding equity awards shall vest and become exercisable or settled, as applicable, within 60 days following such Termination of Employment, with performance-based vesting conditions achieved at target or such other vesting level set forth in the underlying agreements and, with respect to terminations within six months prior to a Change in Control, the CEO’s equity awards shall remain outstanding and shall vest in accordance with this section only to the extent such Change in Control occurs within such six-month period and shall be settled within 60 days following such Change in Control (hereafter collectively referred to as the “Change in Control Severance Benefits”).

1.2

To the extent the CEO becomes entitled to Standard Severance Benefits or the Change in Control Severance Benefits under this Addendum, such severance benefits shall be in lieu of (i) the fixed renumeration provided for in clause 12.2 of the Service Agreement and (ii) the requirement for the Company to provide six-months notice to the CEO under clause 17.1 of the Service Agreement; provided, however, the Company may, in lieu of providing the severance set forth in Section 1.1 of this Addendum, provide the CEO with pay during a notice period to the extent required or advisable, as determined by the Company, to ensure non-compete obligations and other restrictive covenants in favor of the Company and its affiliates, subject to Section 1.6 of this Addendum.

1.3

To be eligible to receive any severance benefits under this Addendum, the CEO must execute a reasonable and customary separation and general release of claims agreement (the “Release Agreement”) in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims, reasonable obligations to cooperate, a non-disparagement obligation, and reaffirmation of the CEO’s continuing non-compete and other continuing obligations to the Company and its affiliates and which will continue for 12-months during the severance period specified in Section 1.1 of this Addendum) within 45 days following the CEO’s termination and not revoke such Release Agreement within seven days after it has been executed. In the event that the CEO violates the restrictive covenants included in the Service Agreement or the Release Agreement, including, without limitation Section 11 (Confidentiality, duty of loyalty, and return of materials), Section 12 (Non-competition clause), and Section 13 (Non-solicitation clause), the Company shall have the right to terminate any amounts that have not yet been paid under this Addendum.

1.4

For the purposes of this Addendum: “Cause” means the occurrence of any of the following events: (i) the CEO’s willful failure substantially to perform the CEO’s duties and responsibilities to the Company and its affiliates (the “IO Biotech Group”) or the CEO’s violation of an IO Biotech Group policy; (ii) the CEO’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the IO Biotech Group; (iii) the CEO’s unauthorized use or disclosure of any proprietary information or trade secrets of the IO Biotech Group or any other party to whom the CEO owes an obligation of nondisclosure as a result of the CEO’s relationship with the IO Biotech Group; or (iv) the CEO’s breach of any of the CEO’s obligations under any written agreement or covenant with the IO Biotech Group. The determination that a termination of the CEO’s employment is either for Cause or without Cause will be made by the Board of Directors of IO Biotech, Inc. (the “Board”).

1.5

“Good Reason” means any of the following actions taken by the Company without the CEO’s consent: (i) the Company’s breach of any material obligations to the CEO under the Service Agreement, including the Addendum, or any other material agreement to which the CEO and the Company are parties; (ii) any adverse change in the CEO’s title, reporting relationship, duties, authority or areas of responsibility as are commensurate with the CEO’s position, or the assignment to the CEO of any duties inconsistent in any material respect with the CEO’s position; (iii) any change, prior to a Change in Control, in the CEO’s reporting relationship such that the CEO is no longer reporting directly to the Board of Directors of IO Biotech; or (iv) any material reduction in the CEO’s base salary, except in the case of across-the-board salary reductions based on the Company’s financial performance and similarly affecting all other executives of the Company; provided, however, that it shall not be considered “Good Reason” if, following a Change in Control, either (a) the Company continues as a separate legal entity or business unit and the CEO holds the same position in such legal entity or business unit as the CEO held before such Change in Control, or (b) the CEO holds a position with authority, duties, function or responsibilities comparable (though not necessarily identical, in view of the relative sizes of the Company and the entity involved in the Change in Control) to those that the CEO held prior to such Change in Control. No such action taken by the Company shall constitute Good Reason unless (A) the CEO provides written notice to the Board stating the CEO’s objection to such action not later than 60 days after it initially occurs, (B) the Company shall have failed to remedy such action within 30 days after receipt of such notice and (C) the CEO resigns from employment within 60 days after the expiration of such remediation period.

1.6

This Addendum is intended to comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to the CEO are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Addendum would subject the CEO to taxes or penalties under Section 409A of the Code (“409A Penalties”), the CEO and the Company shall cooperate diligently to amend the terms of this Addendum to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Addendum. To the extent any amounts under this Addendum are payable by reference to the CEO’s “termination of employment,” such term shall be deemed to refer to the CEO’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this letter, if the CEO is a “specified employee,” as defined in Section 409A of the Code, as of the date of the CEO’s separation from service, then to the extent any amount payable to the CEO (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the CEO’s separation from service and (iii) under the terms of this Addendum would be payable prior to the six-month anniversary of the CEO’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of the CEO’s death.

2.	Other terms of employment

2.1	All other terms and conditions of the employment remain unchanged.

2.2	The CEO is to enclose this Addendum to the Service Agreement. Addenda to the Service Agreement from an integral part of the Service Agreement.

2.3

The Company shall pay up to $15,000 in the legal fees and out-of-pocket expenses incurred by the CEO for representation selected at the sole discretion of the CEO in connection with the negotiation and consummation of this Addendum to the Service Agreement and any ancillary agreements. Payments under this Section 2.3 shall be made to CEO’s counsel as soon as practicable after the Company’s receipt of an invoice for such amounts (and, in any event, no later than March 15, 2026).

	By:	/s/ Mai-Britt Zocca
	Name:	Mai-Britt Zocca

Date: June 19, 2025	For and on behalf of the Company:

/s/ Peter Hirth
Name: Peter Hirth
Title: Chairman of the Board